As filed with the Securities and Exchange Commission on December __, 2002.
Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

UMB FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Missouri	43-0903811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1010 Grand Avenue, Kansas City, Missouri	64106
(Address of Principal Executive Offices)	(Zip Code)

UMB FINANCIAL CORPORATION 2002 INCENTIVE STOCK OPTION PLAN
(Full title of the plan)

John C. Pauls, Esq.
UMB Financial Corporation
1010 Grand Avenue
Kansas City, Missouri 64106
 (Name and address of agent for service)

(816) 860-7000
 (Telephone number, including area code, of agent for service)

Please send copies of all correspondence to:

Craig L. Evans, Esq.
Shook, Hardy & Bacon LLP
1010 Grand Avenue, 5th Floor
Kansas City, Missouri 64106
(816) 474-6550

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $1.00 par value .......	1,000,000 (2)	$37.96	$37,960,000	$3,492
Stock Options issued under Plan .......	1,000,000 (2)
  The amount of the registration fee is estimated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and paragraph (h)(1) of Rule 457. The price at which 1,000,000 options may be exercised is not known at the time of filing this Registration Statement. The high and low prices of the Registrant's Common Stock on December 16, 2002, as reported by NASDAQ National Market System were $38.42 and $37.50, respectively.
  The provisions of Rule 416 shall apply to this registration statement and the number of shares registered on this registration statement automatically shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

1157742v1

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents heretofore filed by UMB Financial Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2001, SEC File No. 0-4887;

  Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2002, and September 30, 2002;

  Current Report on Form 8-K filed on April 29, 2002; and

  The description of the Company's Common Stock contained in Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10, date March 5, 1993 (File No. 0-4887, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

     Pursuant to this Registration Statement, the Company is registering the Stock Options (the "Options") granted under the UMB Financial Corporation 2002 Incentive Stock Option Plan (the "Plan"), together with the Common Stock issued upon exercise of such Options. The Options have not been registered under Section 12 of the Exchange Act.

     The Options will be granted pursuant to the terms of the Plan. The Plan is administered by the Officers' Salary and Stock Option Committee of the Board of Directors, or such other committee designated by the Board (the "Committee"). The Committee has the power and authority to (a) designate recipients of Options ("Optionees"), (b) determine the number of shares of Common Stock to be covered by each Option, the option price and the term of the option, (c) determine the terms and conditions, which need not be identical, of each Option and prepare or cause to be prepared the respective option agreements, (d) determine whether, to what extent, under what circumstances, and by what method or methods Options may be settled, exercised, canceled, forfeited or suspended, (e) interpret and administer the Plan, any option agreement and any instrument or agreement relating to any Option or the Plan, (f) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, and (g) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

     The Plan provides that Options may be granted for the purchase of up to 1,000,000 shares of the Common Stock of the Company. If any Option granted pursuant to the Plan expires, terminates or is forfeited for any reason during the term of the Plan without having been exercised in full, any shares of Common Stock not purchased under such Option shall become available for other Options which may be granted under the Plan. In the event of a stock dividend, stock split, reverse stock split or split-up, the Committee shall make appropriate and proportionate adjustments in the aggregate number and class of shares which may be delivered under the Plan, and the number, class and option price of shares subject to outstanding Options granted under the Plan, provided that the number of shares subject to any Option must always be a whole number. The Committee may make appropriate adjustments in the event of other corporate transactions.

1157742v1

     Options may only be granted to full-time regular salaried employees of the Company or any "subsidiary corporation" of the Company, as that term is defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") (a "Subsidiary Corporation"), who serve as officers of the Company or a Subsidiary Corporation ("Eligible Employees"). The Committee may determine which of such Eligible Employees shall receive Options and the number of shares of Common Stock subject to each Option, taking into account the duties of the respective Eligible Employees, their present and potential contributions to the success of the company, the number of years remaining in which effective service may be anticipated from them and such other factors as it may deem relevant in connection with accomplishing the purpose of the Plan. As a condition to the grant of Options, an Eligible Employee must agree to remain employed with the Company or a Subsidiary Corporation for a period of two years from the date of the Option grant, and that the Optionee will devote his entire time, energy and skill to the Company or such Subsidiary Corporation and the promotion of its interests, subject to vacations, sick leave and leave of absence in accordance with the Company's practices and policies.

     The Options granted under the Plan are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code, and the terms of any Option granted under the Plan must comply in all respects with the provisions of that Section and the regulations promulgated thereunder. Each Option will be evidenced by an option agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the terms and conditions of the Plan and additional terms and conditions, not inconsistent with the Plan, that the Committee may deem desirable.

     The purchase price per share of Common Stock purchasable under the Option shall be determined by the Committee, provided that such purchase price cannot be less than 100% of the fair market value of the share on the date of grant of the option, and provided that such purchase price cannot be less than 110% of the fair market value of the share on the date of grant with respect to an Option granted to an Eligible Employee owning stock that possesses more than 10% of the voting power of all classes of stock of the Company, or any parent corporation (as defined in Section 424 of the Code ("Parent Corporation")) or any Subsidiary Corporation (a "10% Holder"). Fair market value is the mean of the closing bid and ask prices of the Company's Common Stock on the day the Option is granted as reported on the National Association of Securities Dealers, Inc. Automated Quotation System.

     Subject to the provisions of the Plan and the applicable option agreement, any Option may be exercised by the Optionee in whole or in part at such time or times, and the Optionee may make payment of the option price in such form or forms as the Committee shall determine, including, without limitation, payment by delivery of cash or shares of Common Stock having a fair market value on the exercise date equal to the total option price, or by any combination of cash or shares as the Committee may specify in the applicable Option Agreement.

     The term of each Option will be fixed by the Committee in its sole discretion, provided that no Option can be exercisable after the expiration of 10 years from its date of grant and an option granted to a 10% Holder cannot be exercisable after the expiration of five years from the date of grant.

     The Options will be exercisable at such time or times as may be determined by the Committee, provided that no Option can be exercisable during the period starting on the date of grant and ending on the day before the second anniversary date of the date of grant. No Option may at any time be exercised with respect to a fractional share or with respect to fewer than 10 shares or the remaining shares then subject to the Option, if less than 10. Options are only exercisable if the Optionee is currently, and has continuously been, employed with the Company or a Subsidiary Company, unless an Optionee's employment is terminated due to death, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement after having reached an age of at least 60 years and having at least 20 years of service as an employee of the Company or any Subsidiary Corporation ("Qualified Retirement"), all Options held by the Optionee shall remain exercisable as follows:

1157742v1

  If the Optionee terminates employment after reaching 60 years of age and having at least 20 years of service, Options will continue to be exercisable for three months following termination to the extent they were exercisable at the time of termination, provided that the applicable Option Agreement may provide for acceleration of exercisablity;

  If the Optionee ceases to be an employee due to permanent and total disability, all Options held by such Optionee may be exercised at any time within one year following termination to the extent they were exercisable at the time of termination, provided that the applicable option agreement may provide for acceleration of exercisablity; and

  If the Optionee dies, the estate of the deceased Optionee or the persons to whom the Options are transferred by will or the laws of descent and distribution, or the beneficiary designated by the Optionee in a written designation filed with and approved by the Committee prior to death may, at any time within six months after the date of death exercise the Options, to the extent they were exercisable at the time of termination, provided that the applicable option agreement may provide for acceleration of exercisablity.

     The aggregate fair market value of the shares with respect to which Options held by any Optionee are exercisable for the first time by such Optionee during any calendar year under the Plan and under any other plans of the Company, or any Parent Corporation or Subsidiary Corporation may not exceed $100,000 or, if different, the maximum in effect under Section 422 of the Code and any regulations thereunder. If this limit is exceeded as a result of an acceleration of an Option's exercisability as provided for in the applicable option agreement on account of permanent and total disability, death or Qualified Retirement, the Optionee's otherwise valid options will not fail to be valid and exercisable, provided that to the extent the aggregate fair market value of the shares with respect to which such Options are exercisable for the first time by the Optionee in any calendar year (under all plans of the Company or any Parent Corporation or Subsidiary Corporation) exceeds $100,000, or the limit then in effect under Section 422 of the Code, the amount in excess of such limit will be treated as non-qualified stock options and the amount at or below such limit will be treated as Incentive Stock Options.

     The Options are not assignable or transferable by the Optionee, otherwise than by will or by the laws of descent and distribution, provided that an Optionee may designate a beneficiary to exercise the Option after the Optionee's death pursuant to a written designation of beneficiary filed with and approved by the Committee prior to the Optionee's death.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

      In accordance with Section 355 of the General and Business Corporation Law of the State of Missouri, Article IX, Section 4 of the Company's Bylaws provides as follows:

     Section 4.       Indemnification of Directors and Officers.

  Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (which shall be deemed to include any employee benefit plan of the Corporation or any other corporation) shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (which shall include any excise taxes assessed against a person with respect to an employee benefit plan) actually and reasonably incurred by him in connection with such action, suit or proceeding so long as: (a) such indemnification is permissible under applicable provisions of law and regulations ; and (b) the results of an investigation of the matter as described in Section 5 includes a finding under the provisions of Section 5 that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or the participants or beneficiaries of any employee benefit plan, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  1157742v1

  Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (which shall be deemed to include any employee benefit plan of the Corporation or any other corporation) shall be indemnified against expenses (including attorneys' fees) and amounts paid in settlement (which shall include any excise taxes assessed against a person with respect to an employee benefit plan) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit so long as (a) such indemnification is permissible under applicable provisions of law and regulations; and (b) the results of an investigation of the matter as described in Section 5 includes a finding under the provisions of Section 5 that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or the participants or beneficiaries of any employee benefit plan; provided however that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, that the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Any person who has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 above, shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Except as provided in Section 4, indemnification of anyone under Sections - 1 or 2, unless ordered by a court, shall be made by the Corporation only as authorized in each case upon a determination that it is proper because the director, officer or employee has met the applicable standard of conduct set forth. Such a determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

  Notwithstanding anything herein to the contrary, no director, officer or employee shall be indemnified against any expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency to the extent that such indemnification would constitute a "prohibited indemnification payment" (as such term is defined under applicable provisions of the Federal Deposit Insurance Act and regulations thereunder, as amended from time to time) except under circumstances specifically permitted by such Act and regulations, or that would otherwise constitute an indemnification payment that is prohibited by applicable provisions of law or regulations.

  If authorized by the Board of Directors and if permissible under applicable law and regulation, the Corporation may advance the costs and expenses incurred in defending a civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it is ultimately determined that he is not entitled to indemnification.

  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability for which it may indemnify such people under the terms of this Article, and against other liabilities to the extent permitted by applicable law and regulations.

  The indemnification provided for directors, officers or employees of the Corporation shall not be deemed exclusive of any other rights to which those officers, directors or employees may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

1157742v1

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1	The Company's Articles of Incorporation, filed as Exhibit 3a to the Company's Form S-4 Registration Statement, filed December 24, 1992 (File No. 33-56450).
4.2	The Company's Bylaws.
4.3	Description of Company's Common Stock in Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10, dated March 5, 1993 (File No. 0-4887).
4.4	UMB Financial Corporation 2002 Incentive Stock Option Plan.
5.1	Opinion of Shook, Hardy & Bacon L.L.P.
23.1	Consent of Shook, Hardy & Bacon L.L.P. (contained in exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24	Powers of Attorney (contained on signature pages hereto).

Item 9. Undertakings

  The undersigned registrant hereby undertakes as follows:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) are inapplicable if the information to be included thereunder is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    1157742v1

    That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

1157742v1

SIGNATURES

     Pursuant to the requirements of the Securities Act, UMB Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 20, 2002.

UMB FINANCIAL CORPORATION By: /s/ R. Crosby Kemper, III R. Crosby Kemper, III Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Crosby Kemper, III his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ R. Crosby Kemper, Jr R. Crosby Kemper, Jr	Senior Chairman of the Board and Director	November 15, 2002
/s/ R. Crosby Kemper, III R. Crosby Kemper III	Chairman of the Board, Executive Officer and Director	November 15, 2002
/s/ Daniel C. Stevens Daniel C. Stevens	Chief Financial Officer	November 25, 2002
/s/ Miriam M. Allison Miriam M. Allison	Director	November 14, 2002
Paul D. Bartlett, Jr. Paul D. Barlett, Jr.	Director	November 14, 2002
/s/ William L. Bishop William L. Bishop	Director	November 15, 2002
/s/ Thomas E. Beal Thomas E. Beal	Director	November 8, 2002
/s/ H. Alan Bell H. Alan Bell	Director	November 12, 2002

1157742v1

/s/ David R. Bradley, Jr. Newton A. Campbell	Director	November 13, 2002
/s/ Newton A. Campbell Newton A. Campbell	Director	November 13, 2002
William Terry Fuldner	Director
/s/ Jack T. Gentry Jack T. Gentry	Director	November 12, 2002
/s/ Peter J. Genovese Peter J. Genovese	President and Director	November 25, 2002
/s/ Richard Harvey Richard Harvey	Director	November 14, 2002
/s/ C.N. Hoffman III C.N. Hoffman III	Director	November 27, 2002
/s/ Alexander C. Kemper Alexander C. Kemper	Director	November 14, 2002
/s/ William J. McKenna William J. McKenna	Director	November 14, 2002
/s/ Tom J. McDaniel Tom J. McDaniel	Director	November 18, 2002
/s/ John H. Mize, Jr. John H. Mize, Jr.	Director	November 11, 2002
/s/ Mary Lynn Oliver Mary Lynn Oliver	Director	November 13, 2002
/s/ Robert W. Plaster Robert W. Plaster	Director	November 26, 2002
/s/ Kris A. Robbins Kris A. Robbins	Director	November 11, 2002
Alan W. Rolley	Director
/s/ Thomas D. Sanders Thomas D. Sanders	Director	November 11, 2002
L. Joshua Sosland	Director
/s/ Herman R. Sutherland Herman R. Sutherland	Director	November 9, 2002
/s/ Paul Uhlmann, III Paul Uhlmann, III	Director	November 11, 2002

1157742v1

/s/ E. Jack Webster, Jr. E. Jack Webster, Jr.	Director	November 18, 2002
/s/ Dr. Jon Wefald Dr. Jon Wefald	Director	November 12, 2002
/s/ John E. Williams John E. Williams	Director	November 27, 2002
/s/ Thomas J. Wood, III Thomas J. Wood, III	Director	November 11, 2002

1157742v1

UMB FINANCIAL CORPORATION

FORM S-8

EXHIBIT INDEX

No.	Description	Sequential Page Number
4.1*	The Company's Articles of Incorporation.
4.2	The Company's Bylaws.
4.3*	Description of Company's Common Stock in Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10, dated March 5, 1993 (File No. 0-4887).
4.4	2002 Incentive Stock Option Plan, filed concurrently with this document.
5.1	Opinion of Shook, Hardy & Bacon L.L.P.
23.1	Consent of Shook, Hardy & Bacon L.L.P. (contained in exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.	Powers of Attorney (contained on signature pages hereto).
* Previously Filed